Exhibit – 10.6

SUMMARY OF COMPENSATION FOR

THE BOARD OF DIRECTORS OF

AGREE REALTY CORPORATION

(Effective as of February 3, 2022)

Annual Board Member Retainer:

Non-Employee Director:$132,000

Audit Committee Chair:$6,000 (in addition to non-employee retainer)

Lead Independent Director: $6,000 (in addition to non-employee retainer)

50% of the above amounts are payable in restricted stock awards with one year vesting. The remaining 50% of the above amounts are payable, at each director’s election, either quarterly in cash or in additional restricted stock awards with one year vesting.

Other:

Directors traveling from outside the Bloomfield Hills, Michigan area are reimbursed for all out-of-pocket expenses incurred in connection with attending meetings of the Board or any committees thereof.

Directors who are employees or officers of the Company do not receive any compensation for serving on the Board or any committees thereof.